Exhibit 4.7

FORM OF

SHIPBUILDING CONTRACT

FOR

CONSTRUCTION

OF

[                         ]

UNDER HULL NUMBER [                 ]

BETWEEN

[                         ]

AND

IMABARI SHIPBUILDING CO., LTD.

i

(continued)

(continued)

(continued)

		Page

ARTICLE XIX—EFFECTIVE DATE		27

ARTICLE XX—INTERPRETATION		27

1.	Laws Applicable	27

2.	Discrepancies	27

3.	Entire Agreement	27

ARTICLE XXI—SUNDRY PROVISIONS		27

THIS CONTRACT, made this [         ] day of [         ], [         ], by and between [                 ], a corporation organized and existing under the laws of [             ], having its principal office at [                 ] (hereinafter called the “BUYER”), the party of the first part, and IMABARI SHIPBUILDING CO., LTD., a corporation organized and existing under the laws of Japan, having its principal office at 4-52, 1-chome, Koura-Cho, Imabari City, Ehime Pref., Japan (hereinafter called the “BUILDER”), the party of the second part,

WITNESSETH

In consideration of the mutual covenants herein contained, the BUILDER agrees to build, launch, equip and complete at KOYO DOCKYARD CO., LTD. (hereinafter called the “SHIPYARD”), and sell and deliver to the BUYER one (1) [         ] more fully described in Article I hereof (hereinafter called the “VESSEL”), and the BUYER agrees to purchase and take delivery of the VESSEL from the BUILDER and to pay for the same, all upon the terms and conditions hereinafter set forth.

ARTICLE I – DESCRIPTION AND CLASS

1. Description:

One (1) [             ] bearing the BUILDER’s Hull Number [                 ] which shall be constructed, equipped and completed in compliance with the terms of this Contract, the General Arrangement Plan, Specifications and Supplements to the Specifications for the VESSEL (herein collectively called the “Specifications”), attached hereto, signed by each of the parties to this Contract and made an integral part hereof.

2. Class, Rules and Regulations:

The VESSEL shall be constructed, classified and registered to the Class of Lloyd’s Register of Shipping (LRS) (herein called the “Classification Society”) Classification Notation : +l00A1 Double Hull Oil Tanker, ESP ShipRight (SDA, FDA, CM), SPM, IWS, LI, +LMC, UMS and IGS, Descriptive Notes : pt higher tensile steel, ETA, COW, SBT, PL, PCWBT and SCM, and shall also comply with rules and regulations as described in the Specifications. The requirements of the foregoing authorities are to include any additional rules or circulars issued and become effective up to the date of this Contract. The SHIPYARD shall arrange with the Classification Society for the assignment by the said Society of a representative or representatives (herein called the “Classification Surveyor”) to the VESSEL during construction.

All fees and charges incidental to the classification and in compliance with the above specified rules, regulations and requirements of this Contract as well as royalties, if any, payable on account of the construction of the VESSEL, except for the costs, charges of and/or royalties to the items to be supplied by the BUYER, shall be for the account of the BUILDER. The VESSEL shall at all times be subject to inspection and tests in accordance with the rules and regulations of the said Classification Society. The facilities, labour and materials necessary for the safe and convenient conduct of such inspection, shall be furnished by the BUILDER without charge.

Decisions of the Classification Society as to compliance or non-compliance with the classification, rules and regulations shall be final and binding upon the BUYER and the BUILDER.

3. Principal Particulars and Dimensions of the VESSEL:

The VESSEL will have the following characteristics and dimensions:

Length (over all)	:

Length (between perpendiculars)	:

Breadth, moulded	:

Depth, moulded	:

Designed loaded draft, moulded	:

Scantling draft, moulded	:

Deadweight at designed loaded draught	:

Deadweight at scantling draught	:

Gross Tonnage (by I.C.T.M. 1969)	:

Main Engine (Japanese make)	:

Maximum rating (MCR)	:

Normal Rating	:

Flag	:

4. Guaranteed Trial Speed:

The BUILDER guarantees the mean trial speed of [             ] knots (herein called the “Guaranteed Trial Speed”) with the VESSEL at a draft at least equal to the design draft and trim condition at the normal output and in quiet weather and calm sea with clean bottom of the VESSEL under the conditions set forth in the Specifications.

5. Guaranteed Fuel Oil Consumption:

The BUILDER guarantees the fuel oil consumption of Main Engine as determined by shop trial as specified in the Specifications, at normal rating to be not more than [             ] grams/kW/hour using “A” Oil on the basis of lower calorific value of [             ] kJ/kg taking into consideration Nox restriction of the IMO (herein called the “Guaranteed Fuel Oil Consumption”)

6. Guaranteed Deadweight:

The BUILDER guarantees that the VESSEL, when completed, shall be capable of carrying a total deadweight tonnage of [                 ] Metric tons at the designed loaded draught (herein called the “Guaranteed Deadweight”). The term “Deadweight” as used in this Contract, shall signify the difference between the displacement at designed loaded draught in sea water of 1.025 specific gravity on the basis of hydrostatic curves of the VESSEL and the light weight.

The deadweight is specified in the Specification.

The actual deadweight of the VESSEL shall be determined by calculations made by the BUILDER and these calculations shall be based on actual measurements of the completed VESSEL taken in the presence of the BUYER’s supervisor and the Classification Surveyor.

7. Registration:

The VESSEL shall be registered by the BUYER at its own cost and expense under the laws of [             ] with its home port of [             ] at the date designated by the BUILDER prior to its delivery and acceptance hereunder.

8. Subcontracting:

The BUILDER may, at its sole discretion and responsibility, appoint suitable and technically reliable subcontractors and subcontract any portion of the construction work of the VESSEL. Such subcontracting shall be under the control of the BUILDER at the BUILDER’s own responsibility.

ARTICLE II – CONTRACT PRICE AND TERMS OF PAYMENT

1. Contract Price:

The purchase price of the VESSEL is [                 ], net receivable by the BUILDER (herein called the “Contract Price”), which is exclusive of the BUYER’s Supplies as provided in Article XVII hereof and shall be subject to upward or downward adjustment, if any, as hereinafter set forth in this Contract.

2. Currency:

Any and all payments by the BUYER to the BUILDER under this Contract shall be made in United States Dollars.

3. Terms of Payment:

The Contract Price shall be paid by the BUYER to the BUILDER in installments as follows:

(a) First Installment:

      [                     ]

(b) Second Installment:

      [                     ]

(c) Third Installment:

      [                     ]

(d) Fourth Installment:

      [                     ].

4. Method of Payment:

(a) First Installment:

Within three (3) banking days on which banks are open for business in Athens, London, New York and Tokyo (herein called the “banking day”) after signing of this Contract, the BUYER shall remit the amount of this Installment by telegraphic transfer to The Dai-Ichi Kangyo Bank, Ltd., Imabari Branch, Ehime Pref., Japan (herein called the “Bank”) on account and in favour of the BUILDER, Account No.9100010.

(b) Second Installment:

For the value of the last banking day of [                 ], [                 ], Tokyo time, the BUYER shall remit the amount of this Installment by telegraphic transfer to the Bank for the account of the BUILDER.

(c) Third Installment:

Within three (3) banking days after receipt of telefax notice from the BUILDER of Launching of the VESSEL having been made, the BUYER shall remit the amount of this Installment by telegraphic transfer to the Bank for the account of the BUILDER.

(d) Fourth Installment:

At least three (3) banking days prior to the scheduled delivery date of the VESSEL, provided that the BUYER has firstly received and accepted a formal notice of the BUILDER that the VESSEL, upon trial run, has been found to conform to this Contract and the Specifications, at least Ten (10) days prior to the scheduled delivery date of the VESSEL, the BUYER shall remit by telegraphic transfer the amount of said Installment directly to the Bank to be held by the Bank in accordance with the irrevocable instructions of the BUYER which instructions shall be that the amounts so remitted shall be payable to the BUILDER against presentation by the BUILDER to the Bank of a copy or a photostat copy of Protocol of Delivery and Acceptance of the VESSEL executed by the BUYER and the BUILDER or, in default of such presentation, upon presentation to the Bank of a certified copy of an arbitration award made pursuant to this Contract, to the BUILDER or the BUYER as the case may be, in accordance with the terms of such award. Interest accruing on such funds held by the Bank shall be for the BUYER’s account, but which may be subject to the terms of such award.

5. Prepayment:

Prepayment of any Installment due on or before delivery of the VESSEL shall be subject to mutual agreement between the parties hereto.

ARTICLE III – ADJUSTMENT OF CONTRACT PRICE

The Contract Price shall be subject to adjustment, as hereinafter set forth, in the event of the following contingencies (it being understood by both parties that any reduction of the Contract Price is by way of liquidated damages and not by way of penalty):

1. Delivery:

(a)	No adjustment shall be made and the Contract Price shall remain unchanged for the first thirty (30) days of delay in delivery of the VESSEL beyond the Delivery Date as defined in Article VII hereof (ending as of twelve o’clock midnight of the thirtieth (30th) day of delay).

(b)	If the delivery of the VESSEL is delayed more than thirty (30) days after the Delivery Date, then, in such event, beginning at twelve o’clock midnight of the thirtieth (30th) day after the Delivery Date, the Contract Price shall be reduced by deducting therefrom the sum of [ ] for each day of delay thereafter.

However, the total reduction in the Contract Price shall not be more than as would be the case for a delay of one hundred and fifty (150) days, counting from midnight of the thirtieth (30th) day after the Delivery Date at the above specified rate of reduction.

(c)	But, if the delay in delivery of the VESSEL should continue for a period of one hundred and fifty (150) days from the thirty-first (31st) day after the Delivery Date, then in such event, and after such period has expired, the BUYER may at its option rescind this Contract in accordance with the provisions of Article X hereof or may accept the VESSEL at a reduction in the Contract Price as above provided for One hundred and fifty (150) days of delay in delivery from the Thirty-first (31st) day after the Delivery Date only, that is a total reduction of [ ] only.

The BUILDER may, at any time after the expirations of the aforementioned one hundred and fifty (150) days of delay in delivery, if the BUYER has not served notice of rescission as provided in Article X hereof, demand in writing that the BUYER shall make an election, in which case the BUYER shall, within fifteen (15) days after such demand is received by the BUYER, notify the BUILDER of its intention either to rescind this Contract or to consent to the acceptance of the VESSEL at an agreed future date at such reduced Contract Price; it being understood by the parties hereto that, if the VESSEL is not delivered by such future date, the BUYER shall have the same right of rescission upon the same terms and conditions as hereinabove provided.

(d)	If the BUYER requests in writing that the delivery of the VESSEL be made earlier than the Delivery Date, and if the delivery of the VESSEL is made, in response to such request of the BUYER, more than thirty (30) days earlier than the Delivery Date, then, in such event, beginning with the thirty-first (31st) day prior to the Delivery Date, the Contract Price of the VESSEL shall be increased by mutual agreement between the BUYER and the BUILDER (it being understood that the BUILDER’s acceptance of such the BUYER’s request for early delivery shall be in no way construed as change or alteration of the Delivery Date under this Contract).

(e)	For the purpose of this Article, the delivery of the VESSEL shall be deemed to be delayed when and if the VESSEL, after taking into full account all postponements of the Delivery Date by reason of permissible delays as defined in Article VIII and/or any other reasons under this Contract, is not delivered by the date upon which delivery is required under the terms of this Contract.

2. Speed:

(a)	The Contract Price shall not be affected or changed by reason of the actual speed, as determined by the trial run, being not more than three-tenths (3/10) of one knot below the guaranteed speed of the VESSEL.

(b)	However, exceeding such deficiency of three-tenths (3/10) of one (1) knot in actual speed below the guaranteed speed of the VESSEL, the Contract Price shall be reduced as follows (but disregarding fractions of one-tenth (1/10) of a knot):

For Three-tenths	(3/10) of a knot ____________

For Four-tenths	(4/10) of a knot ____________

For Five-tenths	(5/10) of a knot ____________

For Six-tenths	(6/10) of a knot ____________

For Seven-tenths	(7/10) of a knot ____________

For Eight-tenths	(8/10) of a knot ____________

For Nine-tenths	(9/10) of a knot ____________

For One (1) knot	________________________

(c)	if the deficiency in actual speed of the VESSEL upon trial run is more than one (1) full knot below the guaranteed speed of the VESSEL, then the BUYER may, at its option, reject the VESSEL and rescind this Contract in accordance with the provisions of Article X hereof, or may accept the VESSEL at a reduction in the Contract Price as above provided for one (1) full knot only, that is, a total reduction of [ ].

3. Fuel Consumption:

(a)	The Contract Price shall not be affected or changed by reason of the fuel consumption of the VESSEL, as determined by shop trial as per the Specifications, being more than the guaranteed fuel consumption of the VESSEL, if such excess is not more than three percent (3%) over the guaranteed fuel consumption.

(b)	However, commencing with an excess of three percent (3%) in the actual fuel consumption over the guaranteed fuel consumption of the VESSEL, the Contract Price shall be reduced by the sum of [ ] – for each full one percent

(1%) increase in fuel consumption above said three percent (3%) (fractions of one percent (1%) to be disregarded), up to a maximum of ten percent (10%) over the guaranteed fuel consumption of the VESSEL.

(c)	If such actual fuel consumption exceeds ten percent (10%) of the guaranteed fuel consumption of the VESSEL, the BUYER may, at its option, reject the VESSEL and rescind this Contract in accordance with the provisions of Article X hereof, or may accept the VESSEL at a reduction in the Contract Price as above specified for ten percent (10%) only, that is, at a total reduction of [ ]-

4.	Deadweight:

(a)	The Contract Price shall not be affected or changed by reason of the actual deadweight of the VESSEL, being less than the guaranteed deadweight of the VESSEL, if such deficiency is not more than Six Hundred metric tons (600MT) below the guaranteed deadweight of the VESSEL.

(b)	In the event of such deficiency is more than Six Hundred metric tons (600MT) below the guaranteed deadweight of the VESSEL, the Contract Price shall be reduced by the sum of [ ]- for each metric ton of such deficiency.

(c)	In the event of such deficiency in the actual deadweight of the VESSEL being One Thousand Eight Hundred metric tons (1,800MT) or more, then, the BUYER may, at its option, reject the VESSEL and rescind this Contract in accordance with the provisions of Article X hereof or accept the VESSEL at a reduction in the Contract Price as above provided for One Thousand Eight Hundred metric tons (1,800MT) only, that is, at a total reduction of [ ]-

5.	Effect of Recession:

It is expressly understood and agreed by the parties hereto that in any case, if the BUYER rescinds this Contract under this Article, the BUYER shall not be entitled to any liquidated damages.

ARTICLE IV—APPROVAL OF PLANS AND DRAWINGS AND

INSPECTION DURING CONSTRUCTION

1.	Approval of Plans and Drawings:

(a)	The BUILDER shall submit to the BUYER three (3) copies each of the plans and drawings to be submitted thereto for its approval at its address as set forth in Article XVIII hereof. The BUYER shall, within one (1) month after receipt thereof, return to the BUILDER one (1) copy of such plans and drawings with the BUYER’s approval or comments written thereon, if any. A list of the plans and drawings to be so submitted to the BUYER shall be mutually agreed upon between the parties hereto.

(b)	When and if the Representative shall have been sent by the BUYER to the SHIPYARD in accordance with Paragraph 2 of this Article, the BUILDER may submit the remainder of the plans and drawings in the agreed list, to the Representative for its approval, unless otherwise agreed upon between the parties hereto. The Representative shall, within seven (7) days after receipt thereof, return to the BUILDER one (1) copy of such plans and drawings with his approval or comments written thereon, if any. Approval by the Representative of the plans and drawings duly submitted to him shall be deemed to be the approval by the BUYER for all purposes of this Contract.

(c)	In the event that the BUYER or the Representative shall fail to return the plans and drawings to the BUILDER within the time limit as hereinabove provided, such plans and drawings shall be deemed to have been automatically approved without any comment.

2.	Appointment of the BUYER’s Representative:

The BUYER may send to and maintain at the SHIPYARD, at the BUYER’s own cost and expense, a representative or representatives who shall be duly authorized in writing by the BUYER (herein called the “Representative”) to act on behalf of the BUYER in connection with modifications of the Specifications, adjustments of the Contract Price, approval of the plans and drawings, attendance to the tests and inspections relating to the VESSEL, its machinery, equipment and outfitting, and any other matters for which he is specifically authorized by the BUYER.

3.	Inspection by Representative:

The necessary inspections of the VESSEL, its machinery, equipment and outfittings shall be carried out by the Classification Society, other regulatory bodies and/or an inspection team of the BUILDER throughout the entire period of construction, in order to ensure that the construction of the VESSEL is duly performed in accordance with this Contract and the Specifications. The Representative shall have, during construction of the VESSEL, the right to attend such tests and inspections of the VESSEL, its machinery and equipment as are mutually agreed between the BUYER and the BUILDER. The BUILDER shall give a notice to the Representative reasonably in advance of the date and place of such tests and inspections to be attended by him for his convenience. Failure of the Representative to be present at such tests and inspections after due notice to him as above provided shall be deemed to be a waiver of his right to be present. In the event that the Representative discovers any construction or material or workmanship which is not deemed to conform to the requirements of this Contract and/or the Specifications, the Representative shall promptly give the BUILDER a notice in writing as to such non-conformity. Upon receipt of such notice from the Representative, the BUILDER shall correct such non-conformity, if it is found not to be in accordance with the Specifications, drawings, plans. In all working hours during the construction of the VESSEL until delivery thereof, the Representative shall be given free and ready access to the VESSEL, its engines and accessories, and to any other place where work is being done, or materials are being processed or stored, in connection with the construction of the VESSEL, including the yards, workshops, stores and office of the BUILDER, and the premises of subcontractors of the BUILDER who are doing work or storing materials in connection with the VESSEL’s construction.

4.	Facilities:

The BUILDER shall furnish the Representative and his assistant(s) with adequate office space, and such other reasonable facilities according to the BUILDER’s practice at, or in the immediate vicinity of, the SHIPYARD as may be necessary to enable them to effectively carry out their duties.

5.	Liability of the BUILDER:

The Representative and his assistant(s) shall at all times be deemed to be the employees of the BUYER and not of the BUILDER. The BUILDER shall be under no liability whatsoever to the BUYER, the Representative or his assistant(s) for personal injuries, including death, suffered during the time when he or they are on the VESSEL, or within the premises of either the BUILDER or its subcontractors, or are otherwise engaged in and about the construction of the VESSEL, unless, however, such personal injures, including death, were caused by a gross negligence of the BUILDER, or of any of its employees or agents or subcontractors.

Nor shall the BUILDER be under any liability whatsoever to the BUYER, the Representative or his assistant(s) for damage to, or loss or destruction of property in Japan of the BUYER or of the Representative or his assistant(s), unless such damages, loss or destruction were caused by a gross negligence of the BUILDER, or of any of its employees or agents or subcontractors.

6.	Responsibility of the BUYER:

The BUYER shall undertake and assure that the Representative shall carry out his duties hereunder in accordance with the normal shipbuilding practice in Japan and in such a way as to avoid any unnecessary increase in building cost, delay in the construction of the VESSEL, and/or any disturbance in the construction schedule of the BUILDER.

The BUILDER has the right to request the BUYER to replace the Representative who is deemed unsuitable, and unsatisfactory for the proper progress of the VESSEL’s construction. The BUYER shall investigate the situation by sending its representative(s) to the SHIPYARD if necessary, and if the BUYER considers that the BUILDER’s request is justified, the BUYER shall effect such replacement as soon as conveniently arrangeable.

7.	Salaries and Expense:

All salaries and expenses of the Representative and his assistant(s) under this Article shall be for the BUYER’s account.

ARTICLE V—MODIFICATIONS

1.	Modifications of Specifications:

The Specifications may be modified and/or changed by written agreement of the parties hereto, provided that such modifications and/or changes or an accumulation thereof will not, in the BUILDER’s judgement, adversely affect the BUILDER’s planning or program in relation to the BUILDER’s other commitments, and provided, further, that the BUYER shall first agree, before such modifications and/or changes are carried out, to alterations in the Contract Price, the Delivery Date and other terms and conditions of this Contract and Specifications occasioned by or resulting from such modifications and/or changes.

Such agreement may be effected by exchange of letters signed by the authorized representatives of the parties hereto or by telefax manifesting agreements of the parties hereto which shall constitute amendments to this Contract and/or the Specifications.

The BUILDER may make minor changes to the Specifications, if found necessary for introduction of improved production methods or otherwise, provided that the BUILDER shall first obtain the BUYER’s approval which shall not be unreasonably withheld.

2.	Change in Class, etc.:

In the event that, after the date of this Contract, any requirements as to class, or as to rules and regulations to which the construction of the VESSEL is required to conform are altered or changed by the Classification Society or the ocher regulatory bodies authorized to make such alterations or changes, the following provisions shall apply:

(a)	If such alterations or changes are compulsory for the VESSEL, either of the parties hereto, upon receipt of such information from the Classification Society or such other regulatory bodies, shall promptly transmit the same to the other in writing, and the BUILDER shall thereupon incorporate such alterations or changes into the construction of the VESSEL, provided that the BUYER shall first agree to adjustments required by the BUILDER in the Contract Price, the Delivery Date and other terms and conditions of this Contract and the Specifications occasioned by or resulting from such alterations or changes.

(b)	If such alterations or changes are not compulsory for the VESSEL, but the BUYER desires to incorporate such alterations or changes into the construction of the VESSEL, then, the BUYER shall notify the BUILDER of such intention. The BUILDER may accept such alterations or changes, provided that such alterations or changes will not, in the judgement of the BUILDER, adversely affect the BUILDER’s other commitments, and provided, further, that the BUYER shall first agree to adjustments required by the BUILDER in the Contract Price, the Delivery Date and other terms and conditions of this Contract and the Specifications occasioned by or resulting from such alterations or changes.

Agreements as to such alterations or changes under this Paragraph shall be made in the same manner as provided in Paragraph 1 of this Article for modifications or changes to the Specifications.

3.	Substitution of Materials:

In the event that any of the materials required by the Specifications or otherwise under this Contract for the construction of the VESSEL can not be procured in time or are in short supply to maintain the Delivery Date of the VESSEL, the BUILDER may, provided that the BUYER shall so agree in writing, supply other materials capable of meeting the requirements of the Classification Society and of the rules, regulations and requirements with which the construction of the VESSEL must comply. Any agreement as to such substitution of materials shall be effected in the manner provided in Paragraph 1 of this Article, and shall, likewise, include alterations in the Contract Price and other terms and conditions of this Contract occasioned by or resulting from such substitution.

ARTICLE VI—TRIALS

1.	Notice:

The BUYER shall receive from the BUILDER at least fourteen (14) days prior notice in writing or by cable confirmed in writing of the time and place of the trial run of the VESSEL, and shall promptly acknowledge receipt of such notice. The BUYER shall have its representative and a reasonable number of observers (whose number shall be mutually agreed) on board the VESSEL to witness such trial run. Failure in attendance of the representative of the BUYER at the trial run of the VESSEL for any reason whatsoever after due notice to the BUYER as above provided shall be deemed to be a waiver by the BUYER of its right to have its representative on board the VESSEL at the trial run, and the BUILDER may conduct the trial run without the representative of the BUYER being present, and in such case the BUYER shall be obligated to accept the VESSEL on the basis of a certificate of the BUILDER that the VESSEL, upon trial run, is found to conform to this Contract and the Specifications.

2.	Weather Condition:

The trial run shall be carried out under the weather condition which is deemed favorable enough by the judgement of the BUILDER. In the event of unfavorable weather on the date specified for the trial run, the same shall take place on the first available day thereafter that the weather condition permits. It is agreed that, if during the trial run of the VESSEL, the weather should suddenly become so unfavorable that orderly conduct of the trial can no longer be continued, the trial run shall be discontinued and postponed until the first favorable day next following, unless the BUYER shall assent in writing to acceptance of the VESSEL on the basis of the trial run already made before such discontinuance has occurred.

Any delay of trial run caused by such unfavorable weather condition shall operate to postpone the Delivery Date by the period of delay involved and such delay shall be deemed as a permissible delay in the delivery of the VESSEL.

3.	How Conducted:

(a)	All expenses in connection with the trial run are to be for the account of the BUILDER and the BUILDER shall provide at its own expense the necessary crew to comply with conditions of safe navigation. The trial run shall be conducted in the manner prescribed in the Specifications, and shall prove fulfillment of the performance requirements for the trial run as set forth in the Specifications. The course of trial run shall be determined by the BUILDER.

(b)	Notwithstanding the foregoing, lubricating oils and greases necessary for the launching and the trial run of the VESSEL shall be supplied by the BUYER at the SHIPYARD prior to the time of the launching and the trial run as designated by the BUILDER, and the BUILDER shall pay the BUYER upon delivery of the VESSEL the cost of the quantities of lubricating oils and greases consumed during the trial run at the original purchase price. In measuring the consumed quantity, lubricating oils and greases remaining in the main engine, other machinery and their pipes, stern tube and the like, shall be excluded. The quantity of lubricating oils and greases supplied by the BUYER shall be in accordance with the instruction of the BUILDER.

4.	Method of Acceptance or Rejection:

(a)	Upon completion of the trial run, the BUILDER shall give the BUYER a notice by telefax of completion of the trial run, as and if the BUILDER considers that the results of the trial run indicate conformity of the VESSEL to this Contract and the Specifications. The BUYER shall, within three (3) days after receipt of such notice from the BUILDER, notify the BUILDER by telefax of its acceptance or rejection of the VESSEL.

(b)	However, should the results of the trial nun indicate that the VESSEL, or any part or equipment thereof, does not conform to the requirements of this Contract and/or the Specifications, or if the BUILDER is in agreement to non-conformity as specified in the BUYER’s notice of rejection, then, the BUILDER shall take necessary steps to correct such non-conformity. Upon completion of correction of such non-conformity, the BUILDER shall give the BUYER a notice thereof by telefax. The BUYER shall, within two (2) days after receipt of such notice from the BUILDER, notify the BUILDER of its acceptance or rejection of the VESSEL.

(c)	In any event that the BUYER rejects the VESSEL, the BUYER shall indicate in its notice of rejection in what respect the VESSEL, or any part or equipment thereof does not conform to this Contract and/or the Specifications.

(d)	In the event that the BUYER fails to notify the BUILDER by telefax of the acceptance of or the rejection together with the reason therefor of the VESSEL within the period as provided in the above Sub-paragraph (a) or (b), the BUYER shall be deemed to have accepted the VESSEL.

(e)	The BUILDER may dispute the rejection of the VESSEL by the BUYER under this Paragraph, in which case the matter shall be submitted for final decision by arbitration in accordance with Article XIII hereof.

5.	Effect of Acceptance:

Acceptance of the VESSEL as above provided shall be final and binding so far as conformity of the VESSEL to this Contract and the Specifications is concerned and shall preclude the BUYER from refusing formal delivery of the VESSEL as hereinafter provided, if the BUILDER complies with all other procedural requirements for delivery as provided in Article VII hereof.

6.	Disposition of Surplus Consumable Stores:

Should fuel oil or other consumable stores furnished by the BUILDER for the trial run remain on board the VESSEL at the time of acceptance thereof by the BUYER, the BUYER agrees to buy the same from the BUILDER at the original purchase price thereof, and payment by the BUYER shall be effected upon delivery of the VESSEL.

ARTICLE VII—DELIVERY

1.	Time and Place:

The VESSEL shall be delivered by the BUILDER to the BUYER at the SHIPYARD on or before [         ], except that, in the event of delays in the construction of the VESSEL or any performance required under this Contract due to causes which under the terms of this Contract permit postponement of the date for delivery, the aforementioned date for delivery of the VESSEL shall be postponed accordingly. The aforementioned date, or such later date to which the requirement of delivery is postponed pursuant to such terms, is herein called the “Delivery Date”.

2.	When and How Effected:

Provided that the BUYER shall have fulfilled all of its obligations stipulated under this Contract, delivery of the VESSEL shall be effected forthwith by the concurrent delivery by each of the parties hereto to the other of the PROTOCOL OF DELIVERY AND ACCEPTANCE, acknowledging delivery of the VESSEL by the BUILDER and acceptance thereof by the BUYER.

3.	Documents to be Delivered to the BUYER:

Upon delivery and acceptance of the VESSEL, the BUILDER shall deliver to the BUYER the following documents, which shall accompany the PROTOCOL OF DELIVERY AND ACCEPTANCE:

(a)	PROTOCOL OF TRIALS of the VESSEL made pursuant to the Specifications.

(b)	PROTOCOL OF INVENTORY of the equipment of the VESSEL, including spare parts and the like, all as specified in the Specifications.

(c)	PROTOCOL OF STORES OF CONSUMABLE NATURE referred to under Paragraph 3(b) of Article VI hereof, including the original purchase price thereof.

(d)	The BUILDER’s CERTIFICATE issued by the SHIPYARD notarized and apostilled.

(e)	ALL CERTIFICATES required to be furnished upon delivery of the VESSEL pursuant to this Contract and the Specifications. It is agreed that if, through no fault on the part of the BUILDER, the classification certificate and/or other certificates are not available at the time of delivery of the VESSEL, provisional certificates shall be accepted by the BUYER, provided that the BUILDER shall furnish the BUYER with the formal certificates as promptly as possible after such formal certificates have been issued.

(f)	DECLARATION OF WARRANTY of the BUILDER that the VESSEL is delivered to the BUYER free and clear of any liens, charges, claims, mortgages, or other encumbrances upon the BUYER’s title thereto, and in particular, that the VESSEL is absolutely free of all burdens in the nature of imposts, taxes or charges imposed by the Japanese governmental authorities, as well as of all liabilities of the BUILDER to its subcontractors, employees and crew, and of all liabilities arising from the operation of the VESSEL in trial tuns, or otherwise, prior to delivery.

(g)	DRAWINGS AND PLANS pertaining to the VESSEL as stipulated in the Specifications.

(h)	COMMERCIAL INVOICE

(i)	BILL OF SALE notarized and apostilled and including the Contract Price.

4. Tender of the VESSEL:

If the BUYER fails to take delivery of the VESSEL after completion thereof according to this Contract and the Specifications without any justifiable reason, the BUILDER shall have the right to tender delivery of the VESSEL after compliance with all procedural requirements as above provided.

5. Title and Risk:

Title to and risk of loss of the VESSEL shall pass to the BUYER only upon delivery and acceptance thereof having been completed as stated above; it being expressly understood that, until such delivery is effected, title to and risk of loss of the VESSEL and her equipment shall be in the BUILDER, excepting risks of war, earthquakes and tidal waves.

6. Removal of the VESSEL:

The BUYER shall take possession of the VESSEL immediately upon delivery and acceptance thereof and shall remove the VESSEL from the premises of the SHIPYARD within three (3) days after delivery and acceptance thereof is effected. If the BUYER shall not remove the VESSEL from the premises of the SHIPYARD within the aforesaid three (3) days, then, in such event the BUYER shall pay to the BUILDER the reasonable mooring charges of the VESSEL.

If the BUYER shall not remove the VESSEL from the SHIPYARD within two (2) weeks after acceptance of the VESSEL, then in such event, the BUYER shall be obliged to shift the VESSEL from the SHIPYARD, unless such failure to remove the VESSEL is due to Force Majeure beyond the control of the BUYER.

ARTICLE VIII – DELAYS AND EXTENSION OF TIME FOR DELIVERY (FORCE MAJEURE)

1. Causes of Delay:

If, at any time before the actual delivery, either the construction of the VESSEL or any performance required as a prerequisite of delivery of the VESSEL is delayed due to Act of God; acts of princes or rulers; requirements of government authorities; war or other hostilities or preparations thereof; blockade; revolution, insurrections, mobilization, civil war, civil commotion or riots; vandalism; sabotages, strikes, lockouts or other labour disturbances; labour shortage; plague or other epidemics; quarantines; flood, typhoons, hurricanes, storms or other weather conditions not included in normal planning; earthquakes; tidal waves; landslides; fires, explosions, collisions or strandings; embargoes; delays or failure in transportation; shortage of materials, machinery or equipment; import restrictions; inability to obtain delivery or delays in delivery of materials, machinery or equipment, provided that at the time of ordering the same could reasonably be expected by the BUILDER to be delivered in time; prolonged failure, shortage or restriction of electric current, oil or gas; defects in materials, machinery or equipment which could nor have been detected by the BUILDER using reasonable care; casting or forging rejects or the like not due to negligence; delays caused by the Classification Society or other bodies whose documents are required; destruction of or damage to the SHIPYARD or works of the BUILDER, its subcontractors or suppliers, or of or to the VESSEL or any part thereof, by any causes herein described; delays in the BUILDER’s other commitments resulting from any causes herein described which in turn delay the construction of the VESSEL or the BUILDER’s performance under this Contract; other causes or accidents beyond control of the BUILDER, its subcontractors or suppliers of the nature whether or not indicated by the foregoing words; all the foregoing irrespective of whether or not these events could be foreseen at the day of signing this Contract; then and in any such case, the Delivery Date shall be postponed for a period of time which shall not exceed the total accumulated time of all such delays.

2. Notice of Delay:

Within ten (10) days after the date of any cause of delay, on account of which the BUILDER claims that it is entitled under this Contract to a postponement of the Delivery Date,

the BUILDER shall notify the BUYER in writing or by telefax of the date such cause of delay occurred. Likewise, within the (10) days after the date of ending of such cause of delay, the BUILDER shall notify the BUYER in writing or by telefax of the date such cause of delay ended. The BUILDER shall also notify the BUYER of the period, by which the Delivery Date is postponed by reason of such cause of delay, with all reasonable despatch after it has been determined. Failure of the BUYER to object to the BUILDER’s claim for postponement of the Delivery Date within ten (10) days after receipt by the BUYER of such notice of claim shall be deemed to be a waiver by the BUYER of its right to object such postponement of the Delivery Date.

3. Definition of Permissible Delay:

Delays on account of such causes as specified in Paragraph 1 of this Article and any other delays of a nature which under the terms of this Contract permits postponement of the Delivery Date shall be understood to be permissible delays and are to be distinguished from unauthorized delays on account of which the Contract Price is subject to adjustment as provided for in Article III hereof.

4. Right to Rescind for Excessive Delay:

If the total accumulated time of all delays on account of the causes specified in Paragraph 1 of this Article, excluding delays of a nature which under terms of this Contract permit postponement of the Delivery Date, amounts to Two Hundred and Ten (210) days or more, then, in such event, the BUYER may rescind this Contract in accordance with the provisions of Article X hereof. The BUILDER may, at any time after the accumulated time of the aforementioned delays justifying rescission by the BUYER, demand in writing that the BUYER shall make an election, in which case the BUYER shall, within twenty (20) days after such demand is received by the BUYER, either notify the BUILDER of its intention to rescind this Contract, or consent to a postponement of the Delivery Date to a specific future date; it being understood and agreed by the parties hereto that, if any further delay occurs on account of causes justifying rescission as specified in this Article, the BUYER shall have the same right of rescission upon the same terms as hereinabove provided.

ARTICLE IX – WARRANTY OF QUALITY

1. Guarantee:

Subject to the provisions hereinafter set forth, the BUILDER undertakes to remedy, free of charge to the BUYER, any defects in the VESSEL which are due to defective material and/or bad workmanship on the part of the BUILDER and/or its subcontractors, not attributable to willful negligence or other similar improper acts of the BUYER or its agents or employees, nor caused by perils of the sea, provided that the defects are discovered within a period of twelve (12) months after the date of delivery of the VESSEL and a notice thereof is duly given to the BUILDER as hereinafter provided.

For the purpose of this Article, the VESSEL shall include her hull, machinery, equipment and gear, but excludes any parts for the VESSEL which have been supplied by or on behalf of the BUYER.

2. Notice of Defects:

The BUYER shall notify the BUILDER in writing, or by telefax, of any defects for which claim is made under this guarantee as promptly as possible after discovery thereof. The BUYER’s written notice shall describe the nature and extent of the defects. The BUILDER shall have no obligation for any defects discovered prior to the expiry date of the said twelve (12) months period, unless notice of such defects is received by the BUILDER not later than thirty (30) days after such expiry date.

3. Remedy of Defects:

(a)	The BUILDER shall remedy, at its expense, any defects, against which the VESSEL is guaranteed under this Article, by making all necessary repairs or replacements at the SHIPYARD.

(b)	However, if it is impractical to bring the VESSEL to the SHIPYARD, the BUYER may cause the necessary repairs or replacements to be made elsewhere which is deemed suitable for the purpose, provided that, in such event, the BUILDER may forward or supply replacement parts or materials to the VESSEL, unless forwarding or supplying thereof to the VESSEL would impair or delay the operation or working schedule of the VESSEL. In the event that the BUYER proposes to cause the necessary repairs or replacements to be made to the VESSEL at any other shipyard or works than the SHIPYARD, the BUYER shall first, but in all events as soon as possible, give the BUILDER notice in writing or by telefax of the time and place such repairs will be made, and if the VESSEL is not thereby delayed, or her operation or working schedule is not thereby impaired, the BUILDER shall have the right to verify by its own representative(s) the nature and extents of the defects complained of. The BUILDER shall, in such case, promptly advise the BUYER by telefax, after such examination has been completed, of its acceptance or rejection of the defects as ones that are covered by the guarantee herein provided. Upon the BUILDER’s acceptance of the defects as justifying remedy under this Article, or upon award of the arbitration so determining, the BUILDER shall immediately pay to the BUYER for such repairs or replacements a sum equal to the reasonable cost of making the same repairs or replacements in the SHIPYARD.

(c)	In any case, the VESSEL shall be taken at the BUYER’s cost and responsibility to the place elected, ready in all respects for such repairs or replacements.

(d)	Any dispute under this Article shall be referred to arbitration in accordance with the provisions of Article XIII hereof.

4. Extent of the BUILDER’s Responsibility:

(a)	The BUILDER shall have no responsibility or liability for any other defects whatsoever in the VESSEL than the defects specified in Paragraph 1 of this Article. Nor the BUILDER shall in any circumstances be responsible or liable for any consequential or special losses, damages or expenses including, but not limited to, loss of time, loss of profit or earning or demurrage directly or indirectly occasioned to the BUYER by reason of the defects specified in Paragraph 1 of this Article or due to repairs or other works done to the VESSEL to remedy such defects.

(b)	The BUILDER shall nor be responsible for any defects in any part of the VESSEL which may subsequent to delivery of the VESSEL have been replaced or in any way repaired by any other contractor, or for any defects which have been caused or aggravated by omission or improper use and maintenance of the VESSEL on the part of the BUYER, its servants or agents or by any other circumstances whatsoever beyond the control of the BUILDER.

(c)	The guarantee contained as hereinabove in this Article replaces and excludes any other liability, guarantee, warranty and/or condition imposed or implied by the law, customary, statutory or otherwise, by reason of the construction and sale of the VESSEL by the BUILDER for and to the BUYER.

ARTICLE X – RESCISSION BY THE BUYER

1. Notice:

The payments made by the BUYER prior to the delivery of the VESSEL shall be in the nature of advances to the BUILDER. In the event that the BUYER shall exercise its right of rescission of this Contract under and pursuant to any of the provisions of this Contract specifically permitting the BUYER to do so, then the BUYER shall notify the BUILDER in writing or by telefax, and such rescission shall be effective as of the date notice thereof is received by the BUILDER.

2. Refund by the BUILDER:

Thereupon the BUILDER shall promptly refund to the BUYER the full amount of all sums paid by the BUYER to the BUILDER on account of the VESSEL, unless the BUILDER proceeds to the arbitration under the provisions of Article XIII hereof. In such event, the BUILDER shall pay the BUYER interest at the rate of eight percent (8%) per annum on the amount required herein to be refunded to the BUYER, computed from the respective dates on which such sums were paid by the BUYER to the BUILDER to the date of remittance by transfer of such refund to the BUYER by the BUILDER, provided, however, that if the said rescission by the BUYER is made under the provisions of Paragraph 4 of Article VIII hereof, then in such event the BUILDER shall not be required to pay any interest.

Upon payment of each of the installments (other than the Third Installment) of the Contract Price referred to in Article II, the BUILDER shall furnish the BUYER a Refund Guarantee for the amount of that Installment issued by the Bank in the form of the Appendix attached to this Contract with a period of validity as stipulated therein, which may be extended to cover the BUYER’s rights under this Contract.

3. Discharge of Obligations:

Upon such refund by the BUILDER to the BUYER, all obligations, duties and liabilities of each of the parties hereto to the other under this Contract shall be forthwith completely discharged.

ARTICLE XI – THE BUYER’S DEFAULT

1. Definition of Default:

The BUYER shall be deemed to be in default of performance of its obligations under this Contract in the following cases:

(a)	If the BUYER fails to pay any of the First, Second and Third Installments to the BUILDER within three (3) banking days on which banks are open for business in Athens, London, New York and Tokyo after such Installment becomes due and payable under the provisions of Article II hereof; or

(b)	If the BUYER fails to pay the Fourth Installment to the BUILDER upon the delivery of the VESSEL by the BUILDER to the BUYER as provided in Article II hereof; or

(c)	If the BUYER fails to take delivery of the VESSEL, when the VESSEL is duly tendered for delivery by the BUILDER under the provisions of Article VII hereof.

2. Interest and Charge:

If the BUYER is in default to payment as to any Installment as provided in Paragraph 1(a) and (b) of this Article, the BUYER shall pay interest on such Installment at the rate of eight percent (8%) per annum from the due date thereof to the date of payment to the BUILDER of the full amount including interest; in case the BUYER shall fail to take delivery of the VESSEL as provided in Paragraph 1(c) of this Article, the BUYER shall be deemed in default of payment of the Third Installment and shall pay interest thereon at the same rate as aforesaid from and including the day on which the VESSEL is tendered for delivery by the BUILDER.

In any event of default by the BUYER the BUYER shall also pay all charges and expenses incurred by the BUILDER in consequence of such default.

3. Effect of Default:

(a)	If any default by the BUYER occurs as provided hereinbefore, the Delivery Date shall be automatically postponed for a period of continuance of such default by the BUYER.

(b)	If any default by the BUYER continues for a period of fifteen (15) days, the BUILDER may, at its option, rescind this Contract by giving notice of such effect to the BUYER by telefax. Upon receipt by the BUYER of such notice of rescission, this Contract shall forthwith become null and void and any of the BUYER’s supplies shall become the sole property of the BUILDER.

In the event of such rescission of this Contract, the BUILDER shall be entitled to retain any Installment or Installments theretofore paid by the BUYER to the BUILDER on account of this Contract which shall be subject to Paragraph 4 of this Article.

4.	Sale of the VESSEL:

(a)	In the event of rescission of this Contract as above provided, the BUILDER shall have full right and power either to complete or not to complete the VESSEL as it deems fit, and to sell the VESSEL at a public or private sale on such terms and conditions as the BUILDER thinks fit without being answerable for any loss or damage.

(b)	In the event of the sale of the VESSEL in its completed state, the proceeds of the sale received by the BUILDER shall be applied firstly to payment of all expenses attending such sale and otherwise incurred by the BUILDER as a result of the BUYER’s default, and then to payment of all unpaid Installments of the Contract Price and interest on such Installments at the rate of eight percent (8%) per annum from the respective due dates thereof to the date of application.

(c)	In the event of sale of the VESSEL in its incompleted state, the proceeds of sale received by the BUILDER shall be applied firstly to all expenses attending such sale and otherwise incurred by the BUILDER as a result of the BUYER’s default, and then to payment of all costs of construction of the VESSEL less the Installments so retained by the BUILDER and compensation to the BUILDER for a reasonable loss of profit due to the rescission of this Contract.

(d)	In either of the above events of sale, if the proceeds of sale exceeds the total of amounts to which such proceeds are to be applied as aforesaid, the BUILDER shall promptly pay the excess to the BUYER without interest, provided, however, that the amount of such payment to the BUYER shall in no event exceed the total amount of Installments already paid by the BUYER and the cost of the BUYER’s supplies, if any.

(e)	If the proceeds of sale are insufficient to pay such total amounts payable as aforesaid, the BUYER shall promptly pay the deficiency to the BUILDER upon request.

ARTICLE XII – INSURANCE

1. Extent	of Insurance Coverage:

Until the VESSEL is delivered to the BUYER, the BUILDER shall, at its own cost and expense, keep the VESSEL and all machinery, materials, equipment, appurtenances and outfit, delivered to the SHIPYARD for the VESSEL or built into, or installed in or upon the VESSEL, fully insured with Japanese insurance companies under coverage corresponding to the Japanese BUILDER’S Risks Insurance Clause.

The amount of such insurance coverage shall, up to the date of delivery of the VESSEL, be in an amount at least equal to, but nor limited to, the aggregate of the payment made by the BUYER to the BUILDER.

The policy referred to hereinabove shall be taken out in the name of the BUILDER and all losses under such policy shall be payable to the BUILDER.

2.	Application of Recovered Amount:

(a)	Partial Loss:

In the event the VESSEL shall be damaged by any insured cause whatsoever prior to acceptance thereof by the BUYER and in the further event that such damage shall not constitute an actual or a constructive total loss of the VESSEL, the BUILDER shall apply the amount recovered under the insurance policy referred to in Paragraph 1 of this Article to the repair of such damage satisfactory to the Classification Society, and the BUYER shall accept the VESSEL under this Contract if completed in accordance with this Contract and Specifications.

(b)	Total Loss:

However, in the event that the VESSEL is determined to be an actual or constructive total loss from any cause, including (without limitation) any of the events or circumstances specified in Article VIII paragraph 1 and notwithstanding that, by virtue of Article VII paragraph 5, responsibility for risk concerned is not accepted by the BUILDER and/or the BUILDER is not required to insure against such risk under paragraph 1 of this Article XII, the BUILDER shall by the mutual agreement between the parties hereto, either:

(i)	Proceed in accordance with the terms of this Contract, in which case the amount recovered under said insurance policy shall be applied to the reconstruction of the VESSEL’s damage, provided the parties hereto shall have first agreed in writing as to such reasonable postponement of the

Delivery Date and adjustment of other terms of this Contract including the Contract Price as may be necessary for the completion of such reconstruction; or

(ii)	Refund immediately to the BUYER the amount of all Installments paid to the BUILDER under this Contract without any interest, whereupon this Contract shall be deemed to be rescinded and all rights, duties, liabilities and obligations of each of the parties to the other shall terminate forthwith.

If such actual or constructive total loss of the VESSEL is caused by one of the risks which is not accepted by the BUILDER by virtue of Article VII paragraph 5 and/or which the BUILDER is not required to insure against under paragraph 1 of this Article XII or, in any other case, the parties fail to reach such agreement within two (2) months after the VESSEL is determined to be an actual or constructive total loss, the provisions of Subparagraph (b) (ii) above shall apply.

3.	Termination of the BUILDER’s Obligation to Insure:

The BUILDER’s obligation to insure the VESSEL hereunder shall cease and terminate forthwith upon delivery thereof and acceptance by the BUYER

ARTICLE XIII – DISPUTES AND ARBITRATION

1.	Disputes:

All disputes relating to the construction of the VESSEL including equipment, machinery, materials and workmanship and all disputes relating to its compliance with the rules and regulations of the Classification Society shall be referred to the Classification Society whose decision shall be final and binding upon the parties hereto. If any dispute is not decided by the Classification Society it shall be referred to arbitration.

2.	Arbitration:

In the event of any dispute between the parties hereto as to any matter arising out of or relating to this Contract or any stipulation herein or with respect hereto which can not be settled by the parties themselves, or by referring to the Classification Society as provided in Paragraph 1 above, such dispute shall be settled by arbitration in London, England in accordance with the London Maritime Arbitrators Association Terms. The award thereof shall be final and binding upon both parties.

3.	Alteration of Delivery Date:

In the event of arbitration of any dispute arising from any matters occurring prior to delivery of the VESSEL, all delays in delivery of the VESSEL due to such arbitration shall be deemed to be permissible delays as specified in Paragraph 1 of Article VIII of this Contract and the Delivery Date shall be automatically postponed and/or extended for the period of time occupied by such arbitration commencing with the notice to arbitrate and concluding with the publication of the award. The notice mentioned in Paragraph 2 of Article VIII of this Contract shall not required to be given.

ARTICLE XIV – RIGHT OF ASSIGNMENT

Neither of the parties hereto shall assign its rights under this Contract to a third party unless prior consent of the other party is given in writing which consent shall not be unreasonably withheld.

In case of assignment by the BUYER, such assignment shall further be subject to approval of the Japanese Government, and the BUYER shall remain liable under this Contract.

This Contract shall enure to the benefit of and shall be binding upon the lawful successors or the legitimate assigns of either of parties hereto.

ARTICLE XV – TAXES AND DUTIES

1.	Taxes and Duties in Japan:

The BUILDER shall bear and pay all taxes and duties imposed in Japan in connection with execution and/or performance of this Contract, excluding any taxes and duties imposed in Japan upon the BUYER’s Supplies.

2.	Taxes and Duties outside Japan:

The BUYER shall bear and pay all taxes and duties imposed outside Japan in connection with execution and/or performance of this Contract, except for taxes and duties imposed upon those items to be procured by the BUILDER for construction of the VESSEL.

ARTICLE XVI – PATENTS, TRADEMARKS, COPYRIGHTS, ETC.

1.	Patents, Trademarks and Copyrights:

Machinery and equipment of the VESSEL may bear the patent number, trademarks or trade names of the manufacturers.

The BUILDER shall defend and save harmless the BUYER from patent liability or claims of patent infringement of any nature or kind, including costs and expenses for, or on account of any patented or patentable invention made or used in the performance of this Contract and also including costs and expenses of litigation, if any.

Nothing contained herein shall be construed as transferring any patent or trademark rights or copyright in equipment covered by this Contract, and all such rights are hereby expressly reserved to the true and lawful owners thereof.

The BUILDER’s warranty hereunder does not extend to the BUYER’s Supplies.

2.	General Plans, Specifications and Working Drawings:

The BUILDER retains all rights with respect to the Specifications, and plans and working drawings, technical descriptions, calculations, test results and other data, information and documents concerning the design and construction of the VESSEL and the BUYER undertakes therefore not to disclose the same or divulge any information contained therein to any third parties, without the prior written consent of the BUILDER, excepting, where it is necessary for usual operation, repair and maintenance of the VESSEL.

ARTICLE XVII – THE BUYER’S SUPPLIES

1.	Responsibility of the BUYER:

(a)	The BUYER shall, at its own risk, cost and expense, supply and deliver to the BUILDER all of the items to be furnished by the BUYER as specified in the Specifications, (herein called “the BUYER’s Supplies”) at warehouse or other storage of the SHIPYARD in the proper condition ready for installation in or on the VESSEL, in accordance with the time schedule designated by the BUILDER.

(b)	In order to facilitate installation by the BUILDER of the BUYER’s Supplies in or on the VESSEL, the BUYER shall furnish the BUILDER with necessary specifications, plans, drawings, instruction books, manuals, test reports and certificates required by the rules and regulations. The BUYER, if so requested by the BUILDER, shall, without any charge to the BUILDER, cause the representatives of the manufacturers of the BUYER’s Supplies to assist the BUILDER in installation thereof in or on the VESSEL and/or to carry out installation thereof by themselves or to make necessary adjustments thereof at the SHIPYARD.

(c)	Any and all of the BUYER’s Supplies shall be subject to the BUILDER’s reasonable right of rejection, as and if they are found to be unsuitable or in improper condition for installation. However, if so requested by the BUYER, the BUILDER may repair or adjust the BUYER’s Supplies without prejudice to the BUILDER’s other rights hereunder and without being responsible for any consequences therefrom. In such case, the BUYER shall reimburse the BUILDER for any costs and expenses incurred by the BUILDER in such repair or adjustment and the Delivery Date shall be automatically postponed for a period of time necessary for such repair or replacement.

(d)	Should the BUYER fail to deliver any of the BUYER’s Supplies within the time designated, the Delivery Date shall be automatically extended for a period of such delay in delivery. In such event, the BUYER shall be responsible and pay to the BUILDER for all losses and damages incurred by the BUILDER by reason of such delay in delivery of the BUYER’s Supplies and such payment shall be made upon delivery of the VESSEL.

If delay in delivery of any of the BUYER’s Supplies exceeds thirty (30) days, then, the BUILDER shall be entitled to proceed with construction of the VESSEL without installation thereof in or on the VESSEL, without prejudice to the BUILDER’s other rights as hereinabove provided, and the BUYER shall accept and take delivery of the VESSEL so constructed.

2.	Responsibility of the BUILDER:

The BUILDER shall be responsible for storing and handling with reasonable care of the BUYER’s Supplies after delivery thereof at the SHIPYARD, and shall, at its own cost and expense, install them in or on the VESSEL, unless otherwise provided herein or agreed by the parties hereto, provided, always, that the BUILDER shall not be responsible for quality, efficiency and/or performance of any of the BUYER’S Supplies.

ARTICLE XVIII – NOTICE

1.	Address:

Any and all notices and communications in connection with this Contract shall be addressed as follows:

To the BUYER:	[ ]

To the BUILDER:	IMABARI SHIPBUILDING CO., LTD. 4-52, 1-chome, Koura-cho, Imabari City, Ehime Pref., Japan Tel No.: 0898-36-5000 Fax No.: 0898-36-5010

To the SHIPYARD:	KOYO DOCKYARD CO., LTD. 544-13, Noji, Saizaki-Cho, Mihara City, Hiroshima Pref., Japan Tel No.: 0848-69-1200 Fax No.: 0848-69-2400

2.	Language:

Any and all notices and communications in connection with this Contract shall be written in the English language.

ARTICLE XIX – EFFECTIVE DATE

This Contract shall become effective as from the date of execution hereof by the parties hereto. However in the event that Construction Permit of the VESSEL shall not have been issued by the Japanese Government, the BUYER and the BUILDER shall further discuss how to obtain such Construction Permit.

ARTICLE XX – INTERPRETATION

1.	Laws Applicable:

The parties hereto agree that the validity and interpretation of this Contract and of each Article and part thereof shall be governed by the laws of England.

2.	Discrepancies:

All general language or requirements embodied in the Specifications are intended to amplify, explain and implement the requirements of this Contract. However, in the event that any language or requirements so embodied permit of an interpretation inconsistent with any provisions of this Contract, then, in each and every such event, the applicable provisions of this Contract shall prevail and govern.

The Specifications and Plan are also intended to explain each other, and anything shown on the plan and not stipulated in the Specifications or stipulated in the Specifications and not shown on the Plan shall be deemed and considered as if embodied in both. In the event of conflict between the Specifications and Plan, the Specifications shall prevail and govern.

3.	Entire Agreement:

This Contract contains the entire agreement and understanding between the parties hereto and supersedes all prior negotiations, representations, undertakings and agreements on any subject matter of this Contract.

ARTICLE XXI – SUNDRY PROVISIONS

It is hereby mutually confirmed that the Contract Price includes the expenses amounting to [                    ]- for design and supply of drawings as the technical services required to be rendered by the BUILDER under this Contract.

IN WITNESS WHEREOF, the parties hereto have caused this Contract to be duly executed in [                    ] on the day and year first above written.

The BUYER: [ ]	The BUILDER: IMABARI SHIPBUILDING CO., LTD.

By:	By:
Title:	Title: